Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, May 5, 2015

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2015 RESULTS

Cleveland, Ohio, Tuesday, May 5, 2015 - NACCO Industries, Inc. (NYSE: NC) today announced net income of $1.0 million, or $0.14 per diluted share, and revenues of $193.7 million for the first quarter of 2015, compared with a net loss of $1.5 million, or $0.19 per diluted share, and revenues of $177.4 million in the first quarter of 2014.
Consolidated Adjusted EBITDA for the first quarter of 2015 and the trailing twelve months ended March 31, 2015 was $8.9 million and $67.1 million, respectively. Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
As of March 31, 2015, NACCO has repurchased approximately 801,776 shares for an aggregate purchase price of $42.9 million, including $6.9 million of stock purchased during the three months ended March 31, 2015, as part of the stock repurchase program the Company announced in November 2013, which permits the repurchase of up to $60 million of the Company's outstanding Class A common stock. Under a previous stock repurchase program which ran from November 2011 to November 2013, the Company repurchased approximately 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.
The Company's cash position was $29.3 million as of March 31, 2015 compared with $61.1 million as of December 31, 2014 and $70.1 million as of March 31, 2014. Debt as of March 31, 2015 was $188.9 million compared with $247.9 million as of December 31, 2014 and $223.3 million as of March 31, 2014. Debt as of March 31, 2015 decreased as a result of the completion of the Coyote Creek Mining Company's debt financing in the first quarter of 2015. The debt financing allowed Coyote Creek, an unconsolidated mine, to repay its payable due to North American Coal, which was $53.2 million at December 31, 2014 and $29.6 million at March 31, 2014.

NACCO and Subsidiaries Consolidated First Quarter Highlights
Key perspectives on NACCO's first quarter results are as follows:

•
North American Coal's first quarter 2015 net income decreased to $4.5 million from $5.7 million in the first quarter of 2014 primarily as a result of lower operating results at the consolidated mining operations mainly due to fewer tons sold as a result of reduced coal requirements at a customer's power plant, in part as a result of a significant planned outage during the first quarter of 2015.

•
Hamilton Beach's net income increased to $0.6 million in the first quarter of 2015 from $0.4 million in the first quarter of 2014 primarily due to an increase in sales volumes of higher-priced and higher-margin products, largely offset by higher selling, general and administrative expenses and unfavorable foreign currency movements.

•
Kitchen Collection's first quarter 2015 net loss decreased to $1.9 million from a net loss of $4.0 million in the first quarter of 2014 primarily as a result of the closure of unprofitable stores and improved operating margins at Kitchen Collection® comparable stores.

•	NACCO and Other, which includes parent company operations, reported a net loss of $1.2 million in both the first quarter of 2015 and 2014.

Detailed Discussion of Results

North American Coal - First Quarter Results
North American Coal reported net income of $4.5 million and revenues of $41.3 million for the first quarter of 2015 compared with net income of $5.7 million and revenues of $39.9 million for the first quarter of 2014.
Coal tons and limerock yards sold at North American Coal for the first quarter of 2015 and 2014 are as follows:

	2015	2014
Coal tons sold	(in millions)
Consolidated mines	1.0	0.8
Unconsolidated mines	6.8	7.1
Total tons sold	7.8	7.9
Limerock cubic yards sold	4.5	5.0
North American Coal revenues increased slightly in the first quarter of 2015 compared with the first quarter of 2014. The increase was primarily due to an increase in tons sold at Mississippi Lignite Mining Company as its customer's power plant did not have a planned outage in the first quarter of 2015, in contrast to a significant outage during the first quarter of 2014. This increase was largely offset by a decrease in tons sold at Centennial Natural Resources (formerly known as Reed Minerals) due to reduced coal requirements at a customer's power plant, in part as a result of a significant planned outage during the first quarter of 2015.
North American Coal's net income declined in the first quarter of 2015 compared with the first quarter of 2014 primarily as a result of lower operating results at the consolidated mining operations. The decline in results at the consolidated mining operations was mainly due to a higher loss at Centennial resulting from a reduction in tons sold and no capitalized costs related to mine development in 2015. The higher loss at Centennial was partially offset by a substantial improvement in results at Mississippi Lignite Mining Company as a result of the increase in tons sold.
Gross profit at Centennial, defined as revenue less cost of goods sold, which includes all mine operating costs, was a loss of $5.4 million in the first quarter of 2015 compared with a loss of $2.0 million in the first quarter of 2014. The increase in Centennial's loss was expected due to a customer's planned power plant outage and no capitalized costs related to mine development in 2015.

North American Coal - Outlook
North American Coal expects overall improved operating performance at its coal mining operations in 2015 compared with 2014.
At the consolidated coal mining operations, tons sold and results from operations are expected to be substantially higher than in 2014 at Mississippi Lignite Mining Company because no planned outages are scheduled at the customer's power plant. Two significant planned outages took place in 2014 at the plant that are not expected to reoccur in 2015.

Faced with the ongoing weakness in the Alabama and global coal markets, and higher anticipated coal processing costs related to more stringent coal quality requirements, North American Coal is focused on managing the Centennial business based on cash generation. The management team is managing operations in line with conservative volume estimates, altering mining plans, identifying and implementing less costly coal processing methods, managing production methods and volumes to optimize cash flow, and evaluating capital employed, including selling certain non-core assets. In this context, Centennial expects mining areas to be reduced from three currently to a single mine area during the second half of 2015. Centennial’s operating results, cash flow before financing and EBITDA are expected to improve significantly in the last three quarters of 2015 compared with 2014, excluding the asset impairment charge recognized in 2014, largely due to increased tons sold, improved cost effectiveness and reduced capital employed. A reduction in Centennial's annual depreciation and amortization expense of approximately $6.0 million as a result of the asset impairment charge taken in 2014 will be reflected in the improved 2015 results. However, operating results in 2015 at Centennial, including non-cash charges, are expected to remain in a substantial loss position due in part to the loss incurred in the first quarter of 2015 and also to increasing coal processing costs in the remaining three quarters of 2015 to comply with a change in customer requirements for coal to be sold beginning in the fourth quarter of 2015. Cash expenditures in the remainder of 2015 will include required final reclamation at some mine areas where mining will have been concluded. Although cash flow before financing activities is expected to improve from 2014, Centennial is still expected to have cash losses in the remaining three quarters of 2015. Management believes that actions taken during 2015 will position Centennial for further improvement in cash generation in 2016, assuming that market conditions do not deteriorate. The Company believes that efforts to manage the Centennial business around conservative volume expectations and manage for cash will help to position this business to take advantage of any rebound in the coal market that may occur over time.
Limerock deliveries in 2015 are expected to be lower than in 2014 as a result of reduced customer requirements, but operating results are expected to improve as a result of the absence of a $1.2 million pre-tax charge incurred in the second quarter of 2014 to reimburse a customer for damaged equipment. Also, royalty and other income is expected to decline in 2015 compared with 2014.
At the unconsolidated mining operations, steam coal tons delivered in 2015 are expected to increase from 2014 based on customers' currently planned power plant operating levels and as a result of production increases at the newer mines. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and full production levels are expected to be reached in 2016. Liberty Fuels commenced production in 2013 but has not delivered any coal to its customer. Production levels at Liberty Fuels are expected to increase gradually beginning in the second half of 2015 to full production of approximately 4.4 million tons of coal annually beginning in 2020. Construction of the Kemper County Energy Facility adjacent to Liberty Fuels is still in process, and the pace of completion may affect the pace of the increase in deliveries. Caddo Creek Resources Company commenced delivering coal in late 2014.
Unconsolidated mines currently in development are expected to continue to generate modest income in 2015. The mining permit needed to commence mining operations was issued in 2013 for the Camino Real Fuels project in Texas. Camino Real Fuels expects initial deliveries in the second half of 2015, and expects to mine approximately 2.5 million to 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company received its mining permit in October 2014 and is developing a mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.

Overall, excluding the 2014 asset impairment charge of $105.1 million, or $66.4 million after tax of $38.7 million, and gains on the sale of assets, 2015 income before income taxes is expected to increase significantly over 2014 income before income taxes. Cash flow before financing activities is expected to be positive, as compared with the negative cash flow before financing activities in 2014. Capital expenditures for 2015 are now expected to be $12.4 million, a decrease from the $24.1 million projected at the end of 2014. Capital expenditures during the last three quarters of 2015 are expected to be $11.4 million, comprised largely of $9.0 million for replacement equipment and land at the Mississippi Lignite Mining Company and approximately $1.6 million at Centennial. The reduction in expected capital expenditures reflects North American Coal's continued efforts to manage capital employed at appropriate levels.
Over the longer-term, North American Coal’s goal is to increase earnings of its unconsolidated mines by approximately 50% by 2017 from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. The power plant served by Mississippi Lignite Mining Company, a consolidated mine, received significant improvements and upgrades in 2014 during planned power plant outages, which are expected to improve the operating performance and reliability of that power plant. North American Coal expects that these improvements will increase tons sold and profitability of this mining operation above historical levels in 2015 and beyond, except when planned or unplanned power plant outages occur. The outlook at Centennial is poor at this time due to low coal prices, low demand and higher coal processing costs. North American Coal is currently not prepared to forecast significant GAAP earnings at Centennial and will not do so until these price and demand conditions improve.
North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, but opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $0.6 million and revenues of $123.3 million for the first quarter of 2015, compared with net income of $0.4 million and revenues of $101.3 million for the first quarter of 2014. Operating profit increased to $2.2 million in the first quarter of 2015 from $0.9 million in the first quarter of 2014. First quarter 2015 financial results include $3.9 million of revenues and an operating loss of $0.8 million from Weston Brands, which Hamilton Beach acquired in December 2014. Excluding the impact of the Weston Brands acquisition, revenues increased approximately 18%, or $18.0 million, in the first quarter of 2015 compared with the first quarter of 2014, and operating profit increased $2.1 million between the same two periods.
Improvements in revenues, operating profit and net income were primarily the result of an increase in sales volumes of higher-priced and higher-margin products, mainly in the U.S. consumer retail and commercial markets. These improvements were partially offset by higher selling, general and administrative expenses, mainly employee-related expenses and costs to implement Hamilton Beach's strategic initiatives, and unfavorable foreign currency movements as both the Canadian dollar and Mexican peso weakened against the U.S. dollar.
Weston Brands generated gross profit but incurred an operating loss in the seasonally weak first quarter of 2015, which included certain integration costs, mainly relocation and employee severance expenses, as well as amortization expense on acquired intangibles.

Hamilton Beach - Outlook
While the economy appears to be improving, Hamilton Beach's target consumer, the middle-market mass consumer, continues to remain under pressure financially. This situation and weakened consumer traffic to retail locations are creating continued uncertainty about the ongoing strength of the retail market for small appliances. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach's core brands participate are projected to grow only moderately in 2015. The Canadian retail market is expected to follow U.S. trends. Other international markets and commercial product markets in which Hamilton Beach participates are also anticipated to grow moderately in 2015 compared with 2014. Hamilton Beach believes the underlying market conditions in the hunting, gardening and food enthusiast markets will continue to generate increasing interest and demand in the categories in which the company's new subsidiary, Weston Brands, participates.  Given these market conditions, Hamilton Beach expects sales volumes in its core small kitchen appliance business to grow more favorably than the market in 2015 due to broader placements of products. In addition, the company believes there are a number of existing placements and market opportunities that can be secured for the Weston business. As a result, 2015 Weston sales volumes are expected to grow at or above the growth rate experienced by the core Hamilton Beach small kitchen appliance business. Finally, Hamilton Beach's international and commercial product sales volumes are anticipated to grow in 2015 compared with 2014 as a result of the company's strategic initiatives.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines and its new line of Weston products. Hamilton Beach expects the FlexBrewTM coffee maker, launched in late 2012, and the Hamilton Beach® Breakfast Sandwich Maker line, launched in early 2013, to continue to gain market position. In addition, during 2015, Hamilton Beach expects to expand both product lines with products offering a broader range of features. The company is continuing to introduce other innovative products and upgrades to certain products in several small appliance categories, as well as in its growing global commercial business. Hamilton Beach expects the commercial business to benefit from several new products, including the FuryTM and EclipseTM high-performance blenders, the Blend-in-Cup mixer and the PrimePour "cocktails-on-tap" machine. Finally, Hamilton Beach's new Jamba® blenders and juicing products and Wolf Gourmet® -branded products are expected to enter the market in the first half of 2015 and expand and gain market position during the remainder of 2015. These products, as well as other new product introductions in the pipeline for 2015, and the line of Weston products, are expected to enhance both revenues and operating profit. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in 2015 compared with 2014.
Overall, Hamilton Beach expects full-year 2015 net income to be moderately higher than 2014. The anticipated increase in sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives, along with a full year of revenue from the Weston Brands acquisition, is expected to be partially offset by a full year of operating expenses, including amortization on acquired intangibles, for Weston Brands. Costs to implement Hamilton Beach's strategic initiatives, increases in transportation costs and the absence of the $1.6 million tax benefit realized in 2014 are also expected to partially offset the benefits from increased sales volumes. In addition, the negative effects of foreign currency fluctuations are currently expected to increase in 2015 compared with 2014. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs continue to increase.
Excluding the cash paid for the acquisition of Weston Brands, Hamilton Beach expects cash flow before financing activities in 2015 to be higher than 2014. Capital expenditures are expected to be $7.2 million in the remainder of 2015.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic volume growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba® and Wolf Gourmet® brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global Commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets. Hamilton Beach expects to make continued progress in the execution of its strategic initiatives in 2015.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $1.9 million and revenues of $30.0 million for the first quarter of 2015 compared with a net loss of $4.0 million and revenues of $36.9 million for the first quarter of 2014. At March 31, 2015, the company operated 220 Kitchen Collection® stores compared with 238 stores at March 31, 2014 and three Le Gourmet Chef® stores at March 31, 2015 compared with 20 stores at March 31, 2014. At year-end 2014, Kitchen Collection® and Le Gourmet Chef® operated 237 and 11 stores, respectively.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since March 31, 2014, partially offset by sales at Kitchen Collection® stores opened between March 31, 2014 and December 31, 2014.
Kitchen Collection's reduced net loss was primarily the result of the closure of unprofitable stores and improved operating margins at Kitchen Collection® comparable stores due to fewer promotional sales and lower mark-downs, a shift in mix to higher-margin products and a reduction in store expenses.

Kitchen Collection - Outlook
Consumer traffic to mall locations continues to be soft. Despite an economy which is showing signs of improvement, the middle-market consumer remains under pressure, which is expected to continue to limit consumer spending for Kitchen Collection's target customer in 2015. As a result, Kitchen Collection expects continued market softness throughout 2015. In this context, Kitchen Collection closed 25 stores in the first quarter of 2015, which, in large measure, completes Kitchen Collection's program of closing underperforming stores to realign the business around a core of Kitchen Collection® stores which perform with acceptable profitability. Kitchen Collection plans to maintain a lower number of stores in 2015 and, as a result, expects 2015 revenues to decrease compared with 2014.
Kitchen Collection expects to close the three remaining Le Gourmet Chef stores by mid-2015 and focus its growth on its core Kitchen Collection® stores, adding stores cautiously with new stores expected to be positioned in optimum locations in strong outlet malls. The net effect of closing stores early in 2015 and the anticipated opening of a small number of new stores, mostly during the second half of 2015, as well as the ongoing evaluation of the company's expense structure and lower store closure expenses in the fourth quarter, are expected to produce net income near break-even in 2015. Further, Kitchen Collection believes its remaining core stores will be well-positioned to take advantage of any upturn in consumer traffic. Cash flow before financing activities is expected to be positive again in 2015, but down from the level generated in 2014. Capital expenditures are expected to be $1.2 million in the remainder of 2015.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a solid core store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while continuing to improve inventory efficiency. Increasing sales of higher-margin products will continue to be a key focus. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, May 6, 2015 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 220-2876 (Toll Free) or (262) 912-4373 (International), Conference ID: 31646201, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 13, 2015. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Adjusted EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:

North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in the demand for and market prices of metallurgical and steam coal produced at the Centennial operations, (3) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (4) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (5) weather conditions, extended power plant outages, utility dispatch decisions on the basis of cost or regulatory compliance criteria which may result in the utilization of electric generating units other than generating units supplied by North American Coal, or other events that would change the level of customers' coal or limerock requirements, (6) weather or equipment problems that could affect deliveries to customers, (7) changes in the power industry that would affect demand for North American Coal's reserves, (8) changes in the costs to reclaim current North American Coal mining areas, (9) costs to pursue and develop new mining and other business development opportunities, (10) changes or termination of a long-term mining contract, or a customer default under a contract and (11) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) the successful integration of the Weston Brands acquisition, (11) increased competition, including consolidation within the industry and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2015	2014
	(In thousands, except per share data)

Revenues	$193,734	$177,413
Cost of sales	155,545	141,242
Gross profit	38,189	36,171
Earnings of unconsolidated mines	12,553	12,438
Operating expenses
Selling, general and administrative expenses	46,416	48,429
Amortization of intangible assets	1,085	765
	47,501	49,194
Operating profit (loss)	3,241	(585)
Other expense (income)
Interest expense	2,125	1,454
Income from other unconsolidated affiliates	(1,172)	(388)
Closed mine obligations	402	316
Other, net, including interest income	479	122
	1,834	1,504
Income (loss) before income tax provision (benefit)	1,407	(2,089)
Income tax provision (benefit)	380	(565)
Net income (loss)	$1,027	$(1,524)

Basic earnings (loss) per share	$0.14	$(0.19)
Diluted earnings (loss) per share	$0.14	$(0.19)

Dividends per share	$0.2575	$0.2500

Basic weighted average shares outstanding	7,189	7,848
Diluted weighted average shares outstanding	7,208	7,848
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2015	2014
	(In thousands)
Revenues
North American Coal	$41,319	$39,872
Hamilton Beach	123,293	101,325
Kitchen Collection	29,967	36,876
Eliminations	(845)	(660)
Total	$193,734	$177,413

Operating profit (loss)
North American Coal	$5,207	$6,653
Hamilton Beach	2,188	937
Kitchen Collection	(3,045)	(6,514)
NACCO and Other	(1,289)	(1,352)
Eliminations	180	(309)
Total	$3,241	$(585)

Income (loss) before income tax provision (benefit)
North American Coal	$5,011	$6,055
Hamilton Beach	936	422
Kitchen Collection	(3,092)	(6,620)
NACCO and Other	(1,628)	(1,637)
Eliminations	180	(309)
Total	$1,407	$(2,089)

Net income (loss)
North American Coal	$4,547	$5,705
Hamilton Beach	618	350
Kitchen Collection	(1,893)	(4,033)
NACCO and Other	(1,239)	(1,197)
Eliminations	(1,006)	(2,349)
Total	$1,027	$(1,524)
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	6/30/2014	9/30/2014	12/31/2014	3/31/2015	3/31/2015 Trailing 12 Months
Net income (loss)	$(3,624)	$7,699	$(40,669)	$1,027	$(35,567)
Centennial long-lived asset impairment charge	—	—	105,119	—	105,119
Income tax provision (benefit)	(2,672)	1,367	(36,585)	380	(37,510)
Interest expense	1,950	2,046	2,116	2,125	8,237
Interest income	(179)	(226)	(276)	(357)	(1,038)
Depreciation, depletion and amortization expense	6,618	6,848	8,625	5,758	27,849
Adjusted EBITDA*	$2,093	$17,734	$38,330	$8,933	$67,090

	Quarter Ended
	(In thousands)
	6/30/2013	9/30/2013	12/31/2013	3/31/2014	3/31/2014 Trailing 12 Months
Net income (loss)	$5,147	$12,325	$22,556	$(1,524)	$38,504
Centennial goodwill impairment charge	—	—	3,973	—	3,973
Income tax provision (benefit)	2,096	3,159	4,600	(565)	9,290
Interest expense	1,148	1,044	1,279	1,454	4,925
Interest income	(6)	(78)	(135)	(150)	(369)
Depreciation, depletion and amortization expense	4,837	6,168	8,195	5,979	25,179
Adjusted EBITDA *	$13,222	$22,618	$40,468	$5,194	$81,502

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines Adjusted EBITDA as income before long-lived asset and goodwill impairment charges and income taxes, plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended
	March 31
	2015	2014
	(In thousands)
Gross profit (loss) - consolidated mines	$(579)	$914
Gross profit - royalty and other	1,732	1,931
Total gross profit	1,153	2,845
Earnings of unconsolidated mines	12,553	12,438
Selling, general and administrative expenses	7,759	7,865
Amortization of intangibles	740	765
North American Coal operating profit	$5,207	$6,653

(All amounts are subject to annual audit by our independent registered public accounting firm.)